Exhibit 10.6

ALTEVA, INC.

NAMED EXECUTIVE OFFICER COMPENSATION POLICY

1.                                      Applicability.  This Named Executive Officer Compensation Policy (the “Policy”), effective October 20, 2014, applies to all named executive officers (“Executives”) of Alteva, Inc., a New York Corporation (the “Company”), and is intended to assist the Company in attracting, motivating and retaining Executives.

2.                                      Bonus and Long-Term Incentive.

(a)                                 A discretionary performance bonus may be paid to Executives for the Company’s fiscal year entirely at the discretion of the Company’s Board of Directors (the “Board”).  The decision whether to award a bonus and the applicable performance criteria will be determined by the Board and/or its Compensation Committee, but will be based in significant part on the Company’s meeting certain revenue and earnings projections.  Any discretionary performance bonus will be paid within a reasonable time following the Company’s receipt of final audited financial statements for the year to which any bonus is attributable.

(b)                                 Executives will be eligible to participate in the Amended and Restated Warwick Valley Telephone Company 2008 Long-Term Incentive Plan or any amended or successor plan (the “LTIP”), in accordance with the terms of the LTIP documents and applicable grant agreements.

3.                                      Termination Without Cause.  If the Company terminates an Executive’s employment without Cause (as defined in the LTIP) and the Executive executes and does not revoke a release, in form and substance satisfactory to the Company, which releases the Company, its affiliates and their employees and agents from all claims related to the Executive’s employment with the Company within the time period set forth in the release (the “Release”), then the Executive will receive severance equal to 3 weeks of base salary for every full year of service the Executive has provided to the Company, up to a maximum of 6 months of severance.  Severance payments will be paid as salary continuation, in a series of separate payments for purposes of Section 409A (defined below), in accordance with the Company’s standard payroll practice, commencing on the first payroll period falling at least 8 days after the Executive executes and returns the Release.

4.                                      Change in Control.   If the Company terminates an Executive’s employment without Cause within twelve (12) months following a Change in Control (as defined in the LTIP, except that the term “Agreement” in subpart (ii) of that definition shall refer to this Policy), and the Executive executes and does not revoke the Release within the time period set forth in the Release, then the Executive will be entitled to severance equal to one year of his or her then base salary.  Severance payments will be paid as salary continuation, in a series of separate payments for purposes of Section 409A (defined below), in accordance with the Company’s standard payroll practice, commencing on the first payroll period falling at least 8 days after the Executive executes and returns the Release.

5.                                      Board Discretion.  The Board has the authority to (a) administer this Policy; and (b) prospectively amend or terminate this Policy at any time for any reason, in each case, at its sole discretion, provided that neither the Board nor any administrator of this Policy, including a Company successor, may amend, derogate from or terminate Section 4 of this Policy (including any such action with respect to the LTIP that would have such an effect on Section 4 of this Policy) within twelve (12) months following a Change in Control.

6.                                      Compliance with Section 409A.  Any payments made under this Policy are intended to be either exempt from or compliant with Section 409A of the Internal Revenue Code and its Treasury Regulations (collectively, “Section 409A”), but the Company does not guarantee the tax treatment of payments hereunder.  If an Executive is a “specified employee” under Section 409A on the date of the Executive’s separation from service, no deferral of compensation payable because of the Executive’s separation from service shall be paid to the Executive until six (6) months have elapsed following the separation from service (the “Delayed Payment Period”) or, if earlier, the date of the Executive’s death following such separation from service.  All such amounts withheld during the Delayed Payment Period will be immediately payable following the Delayed Payment Period, and any payments that remain outstanding shall be paid over the time period originally scheduled under the terms of this Policy.

7.                                      Employment At-Will.  Nothing in this Policy shall modify the at-will employment status of an Executive’s employment with the Company.